Exhibit 2.2

Description of Registrant’s Securities

Registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

Class A ordinary shares, par value US$0.0001 per share of Skycorp Solar Group Limited (“we,” “our,” “our company,” or “us”) are listed and traded on the Nasdaq Capital Market and in connection therewith, the Class A ordinary shares are registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This exhibit contains a description of the rights of the holders of Class A ordinary shares.

Description of Class A Ordinary Shares

The following are summaries of material provisions of our currently effective fourth amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”) and the Companies Act (Revised) of the Cayman Islands (the “Companies Act”) insofar as they relate to the material terms of our Class A ordinary shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire Memorandum and Articles of Association, which has been filed with the Securities and Exchange Commission (the “SEC”) as Exhibit 3.1 to the Form 6-K (File No. 001-42544), on August 29, 2025.

Preemptive Rights (Item 9.A.3 of Form 20-F)

Our shareholders do not have preemptive rights.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Each Class A ordinary share has a par value of US$0.0001 per share. The number of Class A ordinary shares issued and outstanding as of the last day of our company’s respective fiscal year is provided on the cover of the annual report on Form 20-F (the “Form 20-F”) of our company. Our Class A ordinary shares may be held in either certificated or uncertificated form.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

We have a dual-class voting structure such that our ordinary shares consist of Class A ordinary shares and Class B ordinary shares. Each Class A ordinary share shall be entitled to one (1) vote on all matters subject to vote at general and special meetings of our company and each Class B ordinary share shall be entitled to thirty-five (35) votes on all matters subject to vote at general meetings (include extraordinary general meetings) of our company. Holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one Class on all matters submitted to a vote by the members. Due to the super voting power of Class B ordinary shareholder, the voting power of the Class A ordinary shares may be materially limited.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of Class A Ordinary Shares (Item 10.B.3 of Form 20-F)

See “Item 10. Additional Information—10.B. Memorandum and Articles of Association” of the Form 20-F.

Requirements to Change the Rights of Holders of Class A Ordinary Shares (Item 10.B.4 of Form 20-F)

See “Item 10. Additional Information—10.B. Memorandum and Articles of Association” of the Form 20-F.

Limitations on the Rights of Holders of Class A Ordinary Shares (Item 10.B.6 of Form 20-F)

There are no limitations under the laws of the Cayman Islands or the Memorandum and Articles of Association that limit the rights of non-resident or foreign shareholders to hold or exercise voting rights on the Class A ordinary shares.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

See “Item 10. Additional Information—10.B. Memorandum and Articles of Association” of the Form 20-F.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions under the Memorandum and Articles of Association that govern the ownership threshold above which shareholder ownership must be disclosed.

Differences between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

 The Companies Act and the laws of the Cayman Islands affecting Cayman Islands exempted companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the laws of the Cayman Islands applicable to us and, for illustrative purposes only, the Delaware General Corporation Law (the “DGCL”), which are applicable to us and the companies incorporated in the state of Delaware and their shareholders.

Mergers and similar arrangements

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies provided that the laws of the foreign jurisdiction permit such merger or consolidation. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a new consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by: (i) seventy-five percent (75%) in value of the shareholders or class of shareholders or creditors, as the case may be, or (ii) a majority in number representing seventy-five percent (75%) in value of creditors or class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a) the statutory provisions as to the required majority vote have been met;

(b) the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c) the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d) the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Under Delaware law each corporation’s board of directors must approve a merger agreement. The merger agreement must state, among other terms, the terms of the merger and method of carrying out the merger. This agreement must then be approved by the majority vote of the outstanding stock entitled to vote at an annual or special meeting of each corporation, and no class vote is required unless provided in the certificate of incorporation.

Delaware permits an agreement of merger to contain a provision allowing the agreement to be terminated by the board of directors of either corporation, notwithstanding approval of the agreement by the stockholders of all or any of the corporations (1) at any time prior to the filing of the agreement with the Secretary of State or (2) after filing if the agreement contains a post-filing effective time and an appropriate filing is made with the Secretary of State to terminate the agreement before the effective time. In lieu of filing an agreement of merger, the surviving corporation may file a certificate of merger, executed in accordance with Section 103 of the DGCL. The surviving corporation is also permitted to amend and restate its certification of incorporation in its entirety. The agreement of merger may also provide that it may be amended by the board of directors of either corporation prior to the time that the agreement filed with the Secretary of State becomes effective, even after approval by stockholders, so long as any amendment made after such approval does not adversely affect the rights of the stockholders of either corporation and does not change any term in the certificate of incorporation of the surviving corporation. If the agreement is amended after filing but before becoming effective, an appropriate amendment must be filed with the Secretary of State. If the surviving corporation is not a Delaware corporation, it must consent to service of process for enforcement of any obligation of the corporation arising as a result of the merger; such obligations include any suit by a stockholder of the disappearing Delaware corporation to enforce appraisal rights under Delaware law.

If a proposed merger or consolidation for which appraisal rights are provided is to be submitted for approval at a shareholder meeting, the subject company must give notice of the availability of appraisal rights to its shareholders at least 20 days prior to the meeting.

A dissenting shareholder who desires to exercise appraisal rights must (a) not vote in favor of the merger or consolidation; and (b) continuously hold the shares of record from the date of making the demand through the effective date of the applicable merger or consolidation. Further, the dissenting shareholder must deliver a written demand for appraisal to the company before the vote is taken. The Delaware Court of Chancery will determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the court will take into account “all relevant factors.” Unless the Delaware Court of Chancery in its discretion determines otherwise, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and accrue at 5% over the Federal Reserve discount rate.

Shareholders’ suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

(a) an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

(b) an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

(c) an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Under Delaware law, a stockholder is eligible to bring a derivative action if the holder held stock at the time of the challenged wrongdoing and continues from that time to hold stock throughout the course of the litigation.

This is the “continuous ownership” rule, which is a requirement for a stockholder to bring and maintain a derivative action. The law also requires the stockholder first to demand the Board of Directors of the corporation to assert the claims or the stockholder must state in the derivative action particular reasons why making such a demand would be futile.

Under Delaware law the court can use its equitable power of dissolution and appoint a receiver when fraud and gross mismanagement by corporate officers cause real imminent danger of great loss, and cannot be otherwise prevented.

Indemnification of directors and executive officers and limitation of liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any provision providing indemnification may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s fraud, own dishonesty, wilful default or wilful neglect.

Under our Memorandum and Articles of Association, we indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

●	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

●	without limitation to the above paragraph, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty, fraud, wilful default or wilful neglect.

To the extent permitted by Cayman Islands law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that we are ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

This standard of conduct is generally the same as permitted under the DGCL for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-takeover provisions in our Memorandum and Articles of Association

Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change in control of our Company or management that shareholders may consider favorable including provisions that:

●	authorize our Board to issue authorized but unissued ordinary shares without any further vote or action by our shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association, as amended and restated from time to time, for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

Directors’ fiduciary duties

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our Memorandum and Articles of Association, as amended and restated from time to time. We have the right to seek damages where certain duties owed by any of our directors are breached.

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

Shareholder action by written consent

Cayman Islands law provides that shareholders may pass special resolutions by way of a written resolution without a meeting signed by or on behalf of all of the shareholders of our company. Our Memorandum and Articles of Association does permit shareholders to act by written consent. Under the DGCL, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation.

Shareholder proposals

Cayman Islands law and our Memorandum and Articles of Association allow our one or more shareholders together holding at least 10% of the rights to vote to requisition a shareholders’ meeting. We are not obliged by law to call shareholders’ annual general meetings, but our Memorandum and Articles of Association do permit the directors to call such a meeting. The location of any shareholders’ meeting can be determined by the board of directors and can be held anywhere in the world. Under the DGCL, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cumulative voting

As permitted under Cayman Islands law, our Memorandum and Articles of Association do not provide for cumulative voting. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. Under the DGCL, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under our Memorandum and Articles of Association, directors can be removed from office, with or without cause, by an ordinary resolution of shareholders. Under the DGCL, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Transactions with interested shareholders

The DGCL contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. Cayman Islands law has no comparable statute and our Memorandum and Articles of Association do not expressly provide for the same protection afforded by Delaware business combinations statute.

Dissolution; Winding Up

Under the Companies Act and our Memorandum and Articles of Association, we may appoint a voluntary liquidator by a special resolution of the shareholders. Under the DGCL, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Variation of rights of shares

Under the DGCL, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, if at any time our shares are divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the votes by the holders of shares of the class (being entitled to do so) present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of governing documents

As permitted by Cayman Islands law, our Memorandum and Articles of Association may be amended by a special resolution of shareholders. Any amendment is effective from the date of the passing of the special resolution, unless otherwise specified in the special resolution. Under the DGCL, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Changes in Capital (Item 10.B.10 of Form 20-F)

Subject to the provisions of the Companies Act and Memorandum and Articles of Association, the Company may from time to time by ordinary resolutions:

●	increase our share capital by new shares of the amount fixed by the ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

●	consolidate and divide all or any of our share capital into Shares of larger amount than our existing shares;

●	convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination;

●	sub-divide our shares or any of them into shares of an amount smaller than that fixed by the Memorandum and Articles of Association, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced Share is derived; and

●	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce its share capital in any way.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

Other Securities (Item 12.C of Form 20-F)

Not applicable.